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                                                                  EXHIBIT (h)(2)

                            TRANSFER AGENCY AGREEMENT

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                            TRANSFER AGENCY AGREEMENT

      AGREEMENT made as of July 1, 2004, between AMERICAN PERFORMANCE FUNDS, a Massachusetts business trust (the "Trust"), and BISYS FUND SERVICES OHIO, INC., an Ohio corporation ("BISYS").

      WHEREAS, the Trust and BISYS entered into a Transfer Agency Agreement dated January 1, 2002, and amended July 24, 2002, as amended to date, (the "2002 Agreement"), whereby BISYS agreed to perform transfer agency services for the Trust, which has continued in effect through the date hereof;

      WHEREAS, the Trust desires that BISYS continue to perform transfer agency services for the Trust and each investment portfolio of the Trust, as now in existence and listed on Schedule A hereto, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

      WHEREAS, BISYS and Trust wish to enter into a new Agreement in order to set forth the terms under which BISYS will perform the transfer agency services set forth herein for the Trust

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

      1.    Services.

            BISYS shall perform for the Trust the transfer agent services set forth in Schedule B hereto. BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

            BISYS may, utilize agents in connection with its services and may in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities as transfer agent under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Trust or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

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      2.    Fees.

            The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

      3.    Reimbursement of Expenses.

            In addition to paying BISYS the fees described in Section 2 hereof, the Trust agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation, the following:

            (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

            (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

            (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

            (d) The cost of microfilm or microfiche of records or other materials;

            (e) Expenses associated with BISYS' anti-fraud procedures and the performance of delegated services under the written anti-money laundering program ("AML Program") adopted by the Trust; and

            (f) Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized.

      4.    Effective Date.

            This Agreement shall become effective as of July 1, 2004 (the "Effective Date").

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      5.    Term.

            This Agreement shall commence on the Effective Date and continue in effect for five (5) years, June 30, 2009 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

            For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

            After such termination, for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties, of the Trust's property, records, instruments and documents, or any copies thereof. To the extent that BISYS may retain in its possession copies of any Trust documents or records subsequent to such termination which copies had not been requested by or on behalf of the Trust in connection with the termination process described above, BISYS, for a reasonable fee, will provide the Trust with reasonable access to such copies.

            If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-transfer Agent appointed by BISYS as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to BISYS equal to the balance due BISYS under this Agreement for the lesser of (A) the next six months of the Initial Term or
(B) the remainder of such Initial Term,

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assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Trust's assets for the twelve months prior to the date BISYS is replaced or a third party is added provided, however, that, in the event BISYS is replaced or a third party is added to perform services at any time after June 30, 2009, the Trust shall not be required to make a liquidated damages payment.

                  In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide transfer agency services. Under such circumstances, the one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred pursuant to the plan of reorganization or liquidation.

            The parties further acknowledge and agree that, in the event BISYS ceases to be retained, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

      6.    Uncontrollable Events.

            BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

      7.    Legal Advice.

            BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Funds unless relating to a matter involving BISYS' willful misfeasance, bad faith, gross negligence or reckless disregard with respect to BISYS' responsibilities and duties hereunder and BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

      8.    Instructions.

            Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by BISYS to be genuine and to have been properly

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made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

      As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

      The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

      The Trust acknowledges receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-Of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Trust upon request. BISYS may apply the BISYS As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

      The Trust acknowledges and agrees that deviations from BISYS' written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of BISYS) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Trust's AML Program shall be authorized by the Trust's AML Compliance Officer (as defined in Section 15). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith, BISYS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS

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      9.    Indemnification.

      The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      BISYS shall indemnify, defend, and hold the Trust harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

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      10.   Standard of Care.

      BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties.

      11.   Record Retention and Confidentiality.

            BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or shareholder's agent, or the dealer of record as to such account.

      12.   Reports.

            BISYS will furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule
D. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein not later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and be binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

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      13.   Rights of Ownership.

            All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

      14.   Return of Records.

            BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      15.   Bank Accounts.

            The Trust and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

      16.   Representations of the Trust.

            The Trust certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      The Trust also represents and warrants that (a) the Trust has adopted the written AML Program that has been submitted to BISYS pursuant to Section 19, and has appointed an officer of the Trust as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"), (b) the AML Program and the designation of the AML Officer have been approved by the Board, (c) the

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delegation of certain services thereunder to BISYS, as provided in Section 23, has been approved by the Board, and (d) the Trust will submit any material amendments to the AML Program to BISYS for BISYS' review and consent prior to adoption in accordance with Section 21.

      17.   Representations of BISYS.

            BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

      18.   Insurance.

            BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

      19.   Information to be Furnished by the Trust and Funds.

            The Trust has furnished to BISYS the following:

            (a) A copy of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

            (b)   Copies of the following documents:

                  1.    A copy of the Trust's Bylaws and any amendments thereto;

                  2. Certified copies of resolutions of the Board of Trustees covering the following matters:

                        A. Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and

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                        B.    Authorization of BISYS to act as Transfer Agent
                              for the Trust on behalf of the Funds.

            (c) A list (together with specimen signatures) of (i) all officers of the Trust, with the Trust's AML Compliance Officer included among the officers therein, and (ii) any other persons (who may be associated with the Trust or its investment advisor), who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters pertaining to the performance of this Agreement.

            (d) Two copies of the following (if such documents are employed by the Trust):

                  1.    Prospectuses and Statement of Additional Information;

                  2.    Distribution Agreement; and

                  3. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

            (e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of BISYS' appointment as Transfer Agent (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

            (f) A copy of the Trust's written AML Program, including related Policies and Procedures.

      20.   Information Furnished by BISYS.

            BISYS has furnished to the Trust the following:

            (a)   BISYS' Articles of Incorporation.

            (b)   BISYS' Bylaws and any amendments thereto.

            (c) Certified copies of actions of BISYS covering the following matters:

                  1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

                  2. Authorization of BISYS to act as Transfer Agent for the Trust.

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            (d)   A copy of the most recent independent accountants' report
                  relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

            (e)   The current BISYS "As-of" Trading Policy

            (f)   BISYS' internal AML Policies and Procedures

      21.   Amendments to Documents.

                  The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust, or the AML Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes.

      22.   Reliance on Amendments.

            BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement and the Trust hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains BISYS' written consent to and approval of such amendments or changes.

      23.   Compliance with Law.

            Except for the obligations of BISYS set forth in Section 10 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

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      The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder ( collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

      The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 6 of Schedule B (the "AML Services") as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below, and omnibus accounts, to the extent provided below). BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS' obligations under this delegation shall be subject to Sections 21 and 22, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent.

      Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

      In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs BISYS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

      As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual Funds issued on May 9, 2003 and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003.

      24.   Notices.

            Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      25.   Headings.

            Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      26.   Assignment.

            This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      27. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust.

      This Agreement shall be governed by the laws of The Commonwealth of Massachusetts. The names "American Performance Funds" and "Trustees of American Performance Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 1, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "American Performance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, buy in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

      28.   Privacy.

      Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law

(including applicable AML Laws). BISYS shall have in place and shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

      29.   Complete Agreement.

      This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 2002 Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                               AMERICAN PERFORMANCE FUNDS

                                               By: /s/ Walter B. Grimm
                                                   --------------------
                                               Title: President

                                               BISYS FUND SERVICES OHIO, INC.

                                               By: /s/ Fred Nadaff
                                                   --------------------
                                               Title: President

                                   SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           AMERICAN PERFORMANCE FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.
                                  JULY 1, 2004

FUNDS

Equity Fund
Small Cap Equity Fund
Balanced Fund
Growth Equity Fund
Bond Fund
Intermediate Bond Fund
Intermediate Tax-Free Bond Fund
Short-Term Income Fund
U.S. Treasury Fund
Cash Management Fund
Institutional Cash Management Fund
Institutional U.S. Treasury Fund
Institutional Tax-Exempt Money Market Fund

                                   SCHEDULE B

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           AMERICAN PERFORMANCE FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                            TRANSFER AGENCY SERVICES

1.    Shareholder Transactions

      a.    Process shareholder purchase and redemption orders.

      b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

      c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

      d.    Issue periodic statements for shareholders.

      e.    Process transfers and exchanges.

      f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.    Shareholder Information Services

      a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

      b. Produce detailed history of transactions through duplicate or special order statements upon request.

      c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.    Compliance Reporting

      a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

      b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

      c.    Issue tax withholding reports to the Internal Revenue Service.

4.    Dealer/Load Processing (if applicable)

      a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

      b. Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

      c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

      d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.    Shareholder Account Maintenance

      a.    Maintain all shareholder records for each account in the Trust.

      b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

      c.    Record shareholder account information changes.

      d.    Maintain account documentation files for each shareholder.

6.    Anti-Money Laundering Services

      (a)   Verify shareholder identity upon opening new accounts.

      (b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal

            Revenue Service or each agency's designated agent, in each case consistent with the Trust's AML Program.

      (c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's AML Program.

      (d) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

      (e) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

                                   SCHEDULE C

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           AMERICAN PERFORMANCE FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                               TRANSFER AGENT FEES

ANNUAL ASSET-BASED FEE:

BISYS shall be entitled to receive an annual fee of two one-hundredths of one percent (.02%) (2 basis points) of each Fund's average daily net assets with the exception of the Institutional Tax Exempt Money Market Fund.

ANNUAL PER ACCOUNT FEES:

In addition to the annual per fund fee set forth above, BISYS shall be entitled to receive the following annual per account fees with respect to each Fund other than the Institutional Tax Exempt Money Market Fund:

IRA Accounts:      $15.00 per account

                      RETAIL LOADED       RETAIL NO-LOAD        INSTITUTIONAL
                   ------------------   ------------------   ------------------
Daily Dividend:    $25.00 per account   $21.00 per account   $17.00 per account
Annual Dividend:   $23.00 per account   $19.00 per account   $15.00 per account

BISYS' fee under this Agreement for the Institutional Tax-Exempt Money Market Fund shall be governed by that certain separate Omnibus Fee Agreement between the Trust and BISYS, dated as of the date hereof.

ADDITIONAL SERVICES:

Additional services such as IRA processing, development of interface capabilities, servicing of 403(b) and 408(c) accounts, management of cash sweeps between DDAs and mutual fund accounts and coordination of the printing and distribution of prospectuses, annual reports and semi-annual reports are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.

MULTIPLE CLASSES OF SHARES:

The annual per fund fee set forth above is based upon one class of shares. Additional classes or classes of shares which have different net asset values or pay different daily dividends will be treated as separate classes, and the fee schedule above, will be charged for each separate class.

OUT-OF-POCKET EXPENSES:

In addition to the fees set forth above, BISYS shall be entitled to be reimbursed for all out-of-pocket expenses including, but not limited to, the expenses set forth in Section 3 of the Transfer Agency Agreement to which this Schedule C is attached. The charge for the various expenses hereunder related to the Institutional Tax-Exempt Money Market Fund shall be subject to the Omnibus Fee Agreement.

                                   SCHEDULE D

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           AMERICAN PERFORMANCE FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                     REPORTS

1.    Daily Shareholder Activity Journal

2.    Daily Fund Activity Summary Report

      (a)   Beginning Balance

      (b)   Transactions

      (c)   Shareholder Transactions

      (d)   Reinvested Dividends

      (e)   Exchanges

      (f)   Adjustments

      (g)   Ending Balance

3.    Daily Wire and Check Registers

4.    Monthly Dealer Processing Reports

5.    Monthly Dividend Reports

6.    Sales Data Reports for Blue Sky Registration

7. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8. Such special reports and additional information that the parties may agree upon, from time to time.

In addition to the foregoing, following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

-     performed good order review for all new and reregistered accounts;

-     performed acceptance review for all monetary instruments received;

- administered signature guarantee policy in accordance with prospectus requirements;

- administered escrow hold policy in accordance with prospectus requirements;

-     verified customer address changes;

- verified customer identification for all new accounts and all name changes on existing accounts;

- monitored all purchase transactions made with cash equivalents totaling in excess of $10,000 resulting in the filing of Form 8300 reports during the period. The Fund does not accept cash or currency;

- monitored all accounts for suspicious activity resulting in the filing of Form SAR reports during the period;

- reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of accounts during the period;

- reviewed shareholder names in compliance with FinCEN 314(a) requests, resulting in the reporting of accounts during the period;

- created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

- maintained all records and other documentation related to shareholder accounts and transactions required to e prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services.

The following will be provided in such report if the Trust falls under the related USA PATRIOT Act provisions:

- performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

- performed required due diligence on any new correspondent accounts opened during the period.